EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 2, 2018

Board of Directors of Alchemy Kings, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated May 1, 2018, with respect to the balance sheets of Alchemy Kings, Inc. as of February 12, 2018 and the related statements of operations, shareholders’ equity and cash flows for the one-day period of February 12, 2018 (inception) and the related notes to the financial statements.

Additionally, we consent to and acknowledge the reference to our firm as an expert in auditing and accounting as disclosed in the foregoing offering documents.

  /s/ IndigoSpire CPA Group

May 2, 2018